ADDENDUM
	TO
	STOCK OPTION AGREEMENT


		The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option
Agreement") by and between Endorex Corp. (the "Corporation") and
			 ("Optionee") evidencing the stock option (the "Option")
granted on 				, 199     to Optionee under the terms of the
Corporation's Amended and Restated 1995 Omnibus Incentive Plan, and such provisions shall be effective immediately.  All capitalized terms in this
Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

	INVOLUNTARY TERMINATION FOLLOWING
	CORPORATE TRANSACTION/CHANGE IN CONTROL

		1.	To the extent the Option is, in connection with a Corporate
Transaction, to be assumed by the successor entity (or its parent company), the
Option shall not accelerate upon the occurrence of that Corporate Transaction, and the Option shall accordingly continue, over Optionee's period of Service after the Corporate Transaction, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option
Agreement.  However, immediately upon an Involuntary Termination of Optionee's
Service within eighteen (18) months following such Corporate Transaction, the
Option (or any replacement grant), to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the
Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option
Shares as fully vested shares.

		2.	The Option shall not accelerate upon the occurrence of a
Change in Control, and the Option shall, over Optionee's period of Service following such Change in Control, continue to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within eighteen (18) months following the Change in Control, the Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

		3.	The Option as accelerated under Paragraphs 1 or 2 shall
remain so exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of the Optionee's Involuntary Termination.

		4.	For purposes of this Addendum the following definitions shall be in effect:
				(i)	An Involuntary Termination shall mean the
	termination of Optionee's Service by reason of:

				(A)	Optionee's involuntary dismissal or
		discharge by the Corporation for reasons other than Misconduct, or

				(B)	Optionee's voluntary resignation following
		(I) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (II) a reduction in Optionee's level of compensation (including base salary, fringe benefits and participation in any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (III) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

			(ii)	A Change in Control shall be deemed to occur in
	the event of a change in ownership or control of the Corporation effected through either of the following transactions:

				(A)	the acquisition, directly or indirectly,
		by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, or is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent
		(50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

				(B)	a change in the composition of the Board
		over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or
		(ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

		5.	The provisions of Paragraph 1 of this Addendum shall govern
the period for which the Option is to remain exercisable following the
Involuntary Termination of Optionee's Service within twelve (12) months after the Corporate Transaction or Change in Control and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

		IN WITNESS WHEREOF, Endorex Corp. has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.


		ENDOREX CORP.


		By:

		Title:





EFFECTIVE DATE:                   , 199